Exhibit 99.1

Black Ridge Oil & Gas, Inc. Announces 1-for-300 Reverse Stock Split

For the next 20 trading days, the Company’s stock will trade under a temporary ticker symbol, ANFCD

Minneapolis, February 21, 2020 Black Ridge Oil & Gas, Inc. (the “Company” or “Black Ridge”) (OTCQB: ANFC) announced that it has implemented a 1-for-300 reverse stock split effective as of February 21, 2020 (the “Effective Date”). The number of shares outstanding has been reduced from approximately 480,000,000 to approximately 1,600,000.

For the next twenty (20) trading days, the ticker symbol of the Company’s common stock will change to ANFCD. After twenty (20) trading days, the ticker symbol will return to the original ticker ANFC.

Black Ridge’s transfer agent, Empire Stock Transfer, is acting as the exchange agent for the reverse stock split. Stockholders with questions on the exchange process can reference (1) the Form 8-K filed on February 21, 2020 with the Securities and Exchange Commission, (2) the “DEF 14C” filed with the Securities and Exchange Commission on January 10, 2020, and (3) the letter of transmittal distributed to shareholders on or about January 15, 2020. Empire Stock Transfer can be reached at (702) 818-5898.

About the Company

Black Ridge Oil & Gas is based in Minneapolis, Minnesota. For additional information, visit the Company's website at www.blackridgeoil.com.

Forward Looking Statements

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect management's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital or have access to debt financing, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, increases in operator costs, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices and other risks inherent in the Company's businesses that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.